Exhibit 10.1

EXECUTIVE SEVERANCE BENEFITS PLAN

As Amended and Restated as of December 20, 2016

INTRODUCTION     2
ELIGIBILITY     2
Circumstances not Covered By the Plan     2
Rights to Employment     2
Severance Benefits Will be Contingent     3
Upon Release Agreement     3
Relationship to the Pension Plan     3
30 Days Paid Notice     3
SEVERANCE BENEFITS     3
Severance Pay     3
Integration With Other Payments      4
COBRA Based Continuation of Health Care and Dental Care     5
Employee Assistance Program Continuation     5
Career Transition Services     5
Applying for Benefits     5
Benefits Claims and Appeals Procedures     5
Claims Process     6
Appeals Committee     6
Appeals Process     7
OTHER FACTS AND INFORMATION     7
Benefits Rights     7
Source of Benefits     7
Participant’s Rights     7
Plan Is Not An Employment Contract     9
Administration     9
Section 409A Compliance     9
Type of Plan     10
Contributions     10
Participating Employers     11
Agent for Service of Legal Process     11

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INTRODUCTION
Effective December 20, 2016 if you terminate employment with FirstEnergy Corp. or any of its operating companies (collectively, the Company) to which the FirstEnergy Executive Severance Benefits Plan (the Plan) and its provisions have been extended, (see section entitled “Participating Employers”) you generally are eligible to receive a subsidy for a defined period or in a lump sum, or continue certain employee benefits, such as group health care and dental coverage, according to the Company’s policies or plans in effect as of the date of your termination, or as required by law, provided you fulfill the conditions precedent set forth herein. Refer to your employee benefits handbook or contact your local Human Resources representative for specific details regarding benefits availability upon termination of employment.

ELIGIBILITY
If you are an executive of the Company in Compensation Incentive Tier levels two through four, you will be offered these additional severance benefits if you have a qualified separation when business conditions require the closing or sale of a facility, corporate restructuring, merger, acquisition, a reduction in workforce, or job elimination. The Chief Executive Officer is not covered under this Plan. Any severance benefits payable to the Chief Executive Officer will be determined by the Compensation Committee and/or the Board of Directors.

If your employment is terminated as a direct result of the above conditions being met, for the purposes of the Plan, you will be considered to have had a ‘qualified separation’. You would also have a qualified separation and eligible to be offered severance benefits if you turn down a job assignment that would: result in a reduction of at least 15% in your current base salary; contain a requirement that you must relocate from your current residence for reasons related to the new job; or result in your current residence to your new reporting location being at least 50 miles farther than your current residence to your previous reporting location. Provided, however, that in order to receive these severance benefits, you must provide notice to the Company within 30 days of the termination date for your existing job, and the Company does not remedy the condition within 30 days of such notice. Turning down a job assignment with any “Participating Employer’ or Company affiliate that did not result in any of the above changes will be considered a voluntary termination of employment and you will not be offered severance benefits. Accepting a position with a Company affiliate, either before the date you sign the Release required below, or up until the receipt of a severance benefit, will result in ineligibility for benefits. You will also be eligible for severance benefits at the end of a temporary Transitional or Special Assignment (Assignment), if you accept the Assignment as a result of a qualified separation event as defined above and you are notified of your eligibility in writing prior to the commencement of the Assignment.

The Company offers these additional severance benefits in accordance with the terms of this Plan to aid in the transition to employment with other organizations.

Circumstances Not Covered by The Plan No severance benefits will be offered to you if you separate employment from the Company for any other reason than those specified above. These circumstances not covered by the Plan include, but are not limited to: voluntary resignation; a discharge or demotion for misconduct, poor job performance, or absenteeism; or the failure to return from a leave of absence. In addition, you will not be offered benefits under this Plan if, as a result of a sale, merger or acquisition of the Company or a Participating Employer or any of its assets, your employment with the purchasing, acquiring or merging company is continued consistent with the eligibility requirements set forth above and you do not become unemployed. The Company expressly reserves the right to expand the circumstances under which severance benefits will not be offered or to limit the amount of severance benefits described in this Plan.

Rights To Employment It is not the intent of the Company to confer through this Plan, either expressly or by implication, any rights to employment, any right of rehire or preference in rehire upon any employee.

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It is further not the intent of the Company to suggest that it may demote or terminate the employment of any employee only upon a showing of misconduct, poor job performance, or absenteeism. The Company specifically reserves the right to demote or terminate the employment of any employee at any time in accordance with applicable law, and/or Company policy.

Severance Benefits Will Be Contingent Upon Release Agreement Upon a qualified separation from employment for the reasons described above, you will be offered the severance benefits outlined below.

Your receipt of severance pay, receipt of any applicable waiver of COBRA premium, and eligibility for the training stipend are all contingent upon your signing an agreement releasing the Company from any and all legal claims as a result of your qualified separation. The release will also require you to waive any rights or consideration with regard to re-employment. The release agreement will be provided to you with the offer of severance benefits. You will have at least 21 days to consider whether to accept the severance benefits offered and sign the release. The length of this consideration period is established at the discretion of the Company and/or in accordance with applicable law.

Upon signing the release, you will then have an additional seven days to revoke it. A failure to sign the release within these time frames or a revocation of a signed release will make you ineligible to receive the severance benefits provided under the Plan. No severance benefits will be paid until after the revocation period has expired.

Your receipt of the Employee Assistance Program continuation and career transition services is not contingent upon your signing an agreement releasing the Company from any and all legal claims as a result of your separation from employment.

Relationship to the Pension Plan If you are involuntarily separated from the Company under circumstances which would qualify you for benefits under this Plan, you may also be eligible for an early retirement benefit rather than a vested pension benefit, commencing as early as age 55, from the Company’s Pension Plan(s). In accordance with the terms of the Pension Plan, to be eligible for the early retirement benefit, you must - at the time of a qualified separation - be between the ages of 50 and 54 inclusive, have 10 years of eligible service as defined by the Pension Plan(s), and be eligible for and have elected severance benefits under this Plan by signing and not revoking the required release. Eligibility for the early retirement benefit does not determine eligibility for any other retiree benefits, i.e. health care, retiree life insurance, etc.

30 Days’ Paid Notice If you have a qualified separation, you will be provided 30 calendar days paid notice. For example, you may be notified on August 1 that your employment will terminate effective August 31. Your payroll status will be that of an active employee during the 30 calendar day notice period. At the discretion of management, you may be required to work during the 30 calendar day paid notice period.

SEVERANCE BENEFITS
Severance Pay If you are an executive who has a qualified separation and who falls within Compensation Tier four, you will receive three (3) weeks’ base pay for each full year of service. The minimum and maximum severance pay amounts are 26 weeks’ pay and 65 weeks’ pay, respectively.

If you are an executive who has a qualified separation and fall within Compensation Incentive Tier two or three, you will receive three (3) weeks’ base pay for each full year of service. The minimum and maximum severance payment amount at this level are fifty-two (52) weeks’ base pay and one-hundred and four (104) weeks’ base pay, respectively.

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For the purposes of this Plan the number of your full years of service will be equal to your whole years of credited service under the Company’s Pension Plan(s) as of January 1 of the year in which you are involuntarily severed plus one year. Notwithstanding the prior sentence, an employee who is rehired by a subsidiary or affiliate of the Company after leaving their Participating Employer for any period of time, and is subsequently involuntarily severed after being rehired, would not be eligible to receive credit for any previous service with the company. In that circumstance, the severance benefit would be based only on each full year of service from the date of rehire.

For purposes of the Plan, a full-time regular employee’s base week’s pay shall be calculated as 40 hours per week paid at the employee’s base rate of pay. The total severance amount will be paid in a lump sum as soon as administratively possible, but no later than two and a half months after the separation occurs.

Severance payments are subject to income tax withholding at the supplemental federal rate in addition to any applicable state or local withholding. Applicable FICA and Medicare withholding also will apply. Severance payments are not considered compensation for the Company’s Pension Plan(s) or Savings Plan(s) or for any other benefits determination, except as set forth above.

Severance Pay Examples for an Executive as defined within this Plan (Assume in both examples that the Executive has 10 full years of service under this Plan.)

If Compensation Tier four: (assume salary of $177,600)

•	$177,600 ÷ 52 weeks = $3,415.39 per week

•	3 weeks per year of service = 3 X 10 = 30 weeks’ severance pay

•	$3,415.39 weekly pay
X 30 weeks’ severance pay
$102,461.70 = Gross severance pay

If Compensation Tier two or three: (assume salary of $218,800)

•	$218,800 ÷ 52 weeks = $4,207.69 per week

•	3 weeks per year of service = 3 X 10 = 30 weeks’ severance pay

•	$4,207.69 weekly pay
X 30 weeks’ severance pay
$126,230.70

Apply minimum of 52 weeks: $218,800 = Gross severance pay

Integration With Other Payments Benefits under this Plan are not intended to duplicate such benefits as severance pay or similar benefits under other benefit plans or employment contracts or applicable laws including the Worker Adjustment Retraining Notification Act of 1988. To the extent permitted by law and should such other benefits be payable, your benefits under this Plan will be reduced accordingly. As an alternative, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator will determine how to apply this provision and may override other provisions in this Plan by doing so. The Company further reserves the right to reduce the amount of severance pay to recover any amounts which you may otherwise owe to the Company; provided that, if the severance pay is subject to Section 409A of the Internal Revenue Code, such reduction shall be done in compliance with Section 409A.

COBRA Based Continuation of Health Care and Dental Care For an executive with a qualified separation who is eligible for and elects continuation of health care and/or dental care under COBRA, the

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Company will waive the COBRA premium for a period equal to the number of weeks to which the severance payment relates, as defined above under “Severance Pay” (the COBRA Severance Benefit Period). This is a waiver of the COBRA premium only. Any monthly premium that would otherwise be due during this period as if you were an active employee will remain your responsibility and is not waived. YOU MUST SPECIFICALLY ELECT AND QUALIFY FOR COBRA COVERAGE IN ORDER TO RECEIVE THIS BENEFIT. If you cease to qualify for COBRA coverage at any time during this COBRA premium waiver period, the Company’s obligations under this subparagraph shall cease. If you continue to qualify for COBRA coverage at the expiration of the COBRA premium waiver period, you would be responsible for paying the COBRA premium for the remainder of the COBRA period (for as long as you remain eligible). If an executive elects continuation of benefits under COBRA, the Company provided portion of the premium in excess of the amount generally provided to all salaried employees is taxable income and is subject to income tax withholding at the supplemental federal rate in addition to any applicable state or local withholding. Applicable FICA and Medicare withholding also will apply. The Company reserves the right to pay the COBRA premium in a lump sum.

The period of Company paid COBRA coverage provided under this provision will run concurrently with, and count towards, the maximum COBRA continuation period. The waiver of the COBRA premium provided for under this provision will terminate on the earlier of the end of the month in which the COBRA Severance Benefit Period concludes or the end of the COBRA continuation period.

Employee Assistance Program Continuation The behavioral health counseling services of the Work/Life Employee Assistance Program will be continued for you and your eligible dependents for six months. This program provides assessment, treatment and/or referral services for all personal problems.
Career Transition Services At the Company’s discretion, a professional career counseling agency chosen by the Company may provide a career transition program that emphasizes job search strategies, interview techniques, resume preparation, and self-assessment; provided, however, that such services will not be provided beyond the last day of the second calendar year following your termination of employment.

Applying For Benefits Severance benefits will be offered automatically for those who have a qualified separation. It is not necessary for you to submit a claim unless you believe you qualify and have not been notified that you will be offered severance benefits. A claim must be filed with the Plan Administrator within 90 days of your separation of employment date.

Benefits Claims and Appeals Procedures The following is an outline of the procedures for the processing of a claim and summarizes the duties and responsibilities of the FirstEnergy Employee Benefit Claims and Appeals Committee (the Appeals Committee) established to handle the appeal of any claims determination made by the Plan Administrator relative to the eligibility and entitlement of a participant, beneficiary or other claimant to benefits offered under this Plan.

Claims Process A Claim as referred to in this document is a request for a Plan benefit. Claims for benefits must be in writing, signed by the participant, beneficiary or other claimant, and submitted on the appropriate form and in a manner acceptable to the Plan Administrator.

The Plan Administrator shall process the claim and notify the claimant of the initial determination of entitlement to benefits within 90 days. The Plan Administrator may take up to an additional 90-day period to make the initial determination if required due to extenuating circumstances, provided the participant is

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notified in writing of the extension, the extenuating circumstances requiring additional time and the date by which the Plan Administrator expects to make a benefit determination.

If the Plan Administrator denies any part or all of the initial claim for benefits, the participant will be notified in writing, stating the reason for the denial and the Plan provisions on which the denial is based. The claimant shall be entitled to receive, upon written request, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits. The denial will provide a description of any additional information or material necessary for the claimant to perfect the claim and an explanation as to why the additional information or material is required. The denial will further provide an explanation of the claims appeal procedure and the time limits for filing an appeal. Such notice of denial or any other notice as referred to in this procedure shall be deemed duly given when addressed to the claimant and mailed by first class mail to the address last appearing in the records of the Plan Administrator or Appeals Committee.

The participant shall have 60 days from the date of the initial benefit determination to file an appeal. The claimant will have the opportunity to submit written comments, documents or other information in support of the claim as part of the appeal. The appeal must be mailed to the FirstEnergy Employee Benefits Claims and Appeals Committee, 76 South Main Street, Akron, Ohio 44308.

Appeals Committee The Appeals Committee shall consist of at least 3 employees of FirstEnergy Service Company representing the Human Resources, Investment Management and Legal Departments, as shall be appointed by the Chief Executive Officer of FirstEnergy Corp. Such members may designate others in their respective Department to serve in their place at Appeals Committee meetings. The Appeals Committee will meet to review and render a decision on any appeal of a determination on an initial claim for benefits made by the Plan Administrator. In making its decision, the Appeals Committee will have full power and authority to interpret the Plan, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, to determine the right to benefits of, and the amount of benefits, if any, payable to the claimant in accordance with the provisions of the Plan. The Appeals Committee will not defer to the original determination but will independently review the initial claim for benefits and consider all comments, documents and other information submitted as part of the appeal in making its decision. In addition, neither the person who made the initial determination nor that person’s subordinate will participate in the decision on the appeal.

Appeals Process The Appeals Committee will review and make its decision on the appeal and notify the participant within a reasonable period of time, but not later than 60 days after the receipt of the claim, unless circumstances require an extension of time. In no event shall the extension of time exceed 60 days. If an additional 60-day extension is required, the participant will be notified in writing of the extension.

The participant will be notified in writing of the Appeal Committee’s decision within 5 workdays of the decision being made. If the Committee’s decision is to uphold the denial of benefits, the notification will include the reason for the denial and the Plan provisions on which the denial is based. The claimant shall be entitled to receive, upon written request, reasonable access to and copies of all documents, records and other information on which the decision was based.

The claimant must exhaust the above appeals process prior to any action at law, in equity, pursuant to arbitration or otherwise. The participant shall have 180 days from the date of the decision of the Appeals Committee to file an action in court. No legal action may be commenced against the Plan, the Plan Administrator or the Appeals Committee more than 180 days after the Appeal Committee’s decision has been made with respect to all or any portion of the claim for benefits. Any complaint or court action must be filed in the United States Federal District Court in Northeast Ohio.

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OTHER FACTS AND INFORMATION
Benefits Rights Severance benefits are not vested. The Plan may be amended or terminated by the Compensation Committee of FirstEnergy Corp. Board of Directors (‘Compensation Committee’). However, any such amendment or termination will not adversely affect an employee who already has qualified for the severance benefits under the terms of the Plan prior to the date of the Plan’s amendment or termination. Severance benefits under this Plan are voluntary on the part of the Company and are not required by any legal obligation other than the Plan itself.

This summary describes the severance benefits under the Plan available to eligible employees. When it deems it is in the Company’s best interest to do so, the Chief Executive Officer of FirstEnergy Corp. may, on a case by case basis, authorize additional severance benefits not contained in this Plan to an eligible employee other than Section 16 Insiders. Additionally, the CEO may not make adjustments to the severance benefits for Leadership Council members without advance discussion with the Compensation Committee of the Board of Directors.

Source of Benefits This Plan is unfunded. The benefits under this Plan are paid directly by the Company from its general assets.
Participant’s Rights As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA"). ERISA provides that all Plan participants shall be entitled to:
Receive Information About Your Plan and Benefits

•
Examine, without charge, at the Plan Administrator’s office or local Human Resources office, all documents governing the plan, and a copy of the latest annual report filed with the Department of Labor (if it is required that such a report be filed) and the Plan description;

•
Obtain copies of documents governing the operation of the Plan, and the latest annual report (if it is required that such a report be filed) and updated summary plan description or other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies; and

Prudent Actions by Plan Fiduciaries

•
In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one - the Company or any other person - may discriminate against you in any way to prevent you from obtaining severance benefits or exercising your rights under ERISA;

Enforce Your Rights

•
If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

•
Under ERISA, there are steps you can take to enforce your rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have

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a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful~~,~~ the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions

•
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Plan Is Not An Employment Contract The Plan shall not be deemed to constitute a contract between the Company and any employee nor shall anything herein contained be deemed to give any employee any right to be retained in the employ of the Company or to interfere with the right of the Company to demote or discharge any employee at any time and to treat the employee without regard to the effect which such treatment might have upon the employee as a participant in the Plan.

Administration The Plan is administered by FirstEnergy Service Company, and the Plan Administrator has the sole discretion and exclusive authority to interpret this Plan, determine whether an employee who terminates employment from the Company qualifies for benefits from this Plan, and is responsible for all aspects of administration. All decisions of the Plan Administrator shall be considered final and binding subject to the Appeals process. Inquiries should be made to the Plan Administrator, Executive Severance Benefits Plan, c/o FirstEnergy Corp., 76 South Main Street, Akron, OH 44308.

Section 409A Compliance For purposes of eligibility for benefits under this Plan, a “qualified separation” must be a “separation from service” as such term is defined in Treasury regulations issued under Section 409A of the Internal Revenue Code (“Section 409A”). Unless provided otherwise below, benefits under this Plan will be paid no later than the fifteenth 15th day of the second month of the year following the year in which the separation from service occurs.

It is the intention and purpose of the Company that this Plan shall be, at all relevant times, exempt from (or in compliance with) Section 409A and all other applicable laws, and this Plan shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the Plan, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Plan or any related document as it deems necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Section 409A and such other laws. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Plan and the Company shall have no responsibility for tax or legal consequences to you (or your beneficiaries) resulting from the terms or operation of this Plan. To the extent the context requires, all references to

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“termination of employment” or a “separation” in this Plan shall refer to events which constitute a “separation from service” as defined under Section 409A.

If any benefits payable under this Plan are subject to, and not exempt from, Section 409A, then the following rules apply:

•
Severance pay shall be paid in a lump sum as soon as practicable following the date of your involuntary separation but not later than ninety (90) days following your involuntary separation; provided, however, the lump sum distribution may be made after such date if the regulations under Section 409A so permit or treat a payment made after such date as being made by the designated date of distribution. The participant is not permitted, directly or indirectly, to designate the taxable year in which payment is made.

•
If you are a “specified employee” as determined under the Company’s policy for determining specified employees on the date of a separation from service, benefits under this Plan subject to, and not exempt from, Section 409A that would otherwise be paid or provided during the first six (6) months following such separation from Service shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Internal Revenue Code of 1986 as amended, in effect on the date of the separation from service) on the first business day following the six (6) month anniversary of such separation from service. Notwithstanding the foregoing, payments delayed pursuant to this paragraph shall commence as soon as practicable following the date of your death prior to the end of the six (6) month period but in no event later than ninety (90) days following the date of death.

•
Any reimbursement of expenses or in-kind benefits provided under this Plan subject to, and not exempt from, Section 409A shall be subject to the following additional rules: (i) any reimbursement of eligible expenses shall be paid as they are incurred (but not prior to the end of the six-month delay period set forth above if applicable) and shall always be paid on or before the last day of your tax year following the tax year in which the expenses were incurred; provided that you first provide documentation of such expenses in reasonable detail not later than sixty (60) days following the end of the calendar year in which the eligible expenses were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

•
Notwithstanding any other provision of this Plan, you must execute any agreement to release the Company against claims as required by this Plan for payment of your benefit within sixty (60) days of the involuntary separation from service. Any benefit subject to Section 409A will be forfeited if the release is not executed within such time period. However, to the extent that such sixty (60) day period following your involuntary separation from service begins in a first taxable year and ends in a second taxable year, any payment to which you would be entitled will be paid (or commence being paid) in the second taxable year, but no later than the end of such sixty (60) day period.

•	No payments made by the Company through any other plan, program, policy or arrangement shall be a substitute for the payment of any benefits payable under this Plan that are subject to Section 409A.

Type of Plan The Plan is a welfare benefit plan.

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Plan Administrator FirstEnergy Service Company

Contributions No contributions are required by employees for the severance benefits covered under this Plan. All contributions to provide these benefits are made by the Company.

Participating Employers and Identification Numbers
West Penn Power Company            Ohio Edison Company
EIN 13-5480882                EIN 34-0437786

Pennsylvania Power Company            Cleveland Electric Illuminating Company
EIN 25-0718810                EIN 34-0150020

Toledo Edison Company            FirstEnergy Nuclear Operating Company
EIN 34-4375005                EIN 34-1881483

FirstEnergy Solutions Corp.            FirstEnergy Service Company
EIN 31-1560186                EIN 34-1968288

American Transmission Systems, Incorporated    FirstEnergy Generation, LLC
EIN 34-1882848                EIN 34-1940561

Jersey Central Power & Light            Metropolitan Edison Company
EIN 21-0485010                EIN 23-0870160

Monongahela Power Company         The Potomac Edison Company
EIN 13-5229392             EIN 13-5323955

Additions or deletions to the list of Participating Employers may be made at any time at the sole discretion of the Program Sponsor. An up-to-date listing of Participating Employers may be obtained from the Plan Administrator.

Plan Number 509

This document constitutes both the Plan document and Summary Plan Description.

Agent for Service of Legal Process

FirstEnergy Service Company c/o
C T Corporation System
1300 East 9th Street
Cleveland, OH 44114

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